Exhibit 99.1

Worldwide Headquarters	Steven Brazones
1200 Willow Lake Boulevard	Investor Relations
St. Paul, Minnesota 55110-5101	651-236-5158

NEWS	For Immediate Release	January 17, 2006

H.B. FULLER REPORTS CONTINUED OPERATIONAL

IMPROVEMENTS AND STRONG FOURTH QUARTER RESULTS

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) reported today operating results for the fourth quarter and fiscal year that ended December 3, 2005 and announced expectations for fiscal year 2006.

Fourth Quarter Net Revenue:

Net revenue for the fourth quarter of 2005 was $413.2 million, representing a 9.2 percent increase over the fourth quarter of 2004. Improved pricing, higher volume, and positive currency effects contributed 8.9 percent, 3.2 percent, and 0.1 percent, respectively. The deconsolidation of the Company’s Japanese operations had an offsetting impact of 3.0 percent. This year’s fourth quarter includes the impact of an extra week versus last year’s fourth quarter. The extra week contributed 7.8 percentage points of the increase in net revenue for the fourth quarter and it was primarily volume related.

Global Adhesives’ net revenue increased 7.4 percent versus the fourth quarter of last year. Improved pricing and higher volume contributed 9.9 percent and 1.7 percent, respectively. The deconsolidation of the Company’s Japanese operations had an offsetting 4.2 percent impact. The extra week contributed 7.6 percentage points of the increase in net revenue for the fourth quarter and it was primarily volume related.

Full-Valu/Specialty Group’s net revenue increased 13.4 percent versus the fourth quarter of last year. Improved pricing, higher volume, and positive currency effects contributed 6.4 percent, 6.7 percent, and 0.3 percent, respectively. The extra week contributed 8.2 percentage points of the increase in net revenue for the fourth quarter and it was primarily volume related.

Fourth Quarter Net Income and Diluted Earnings Per Share:

Fourth quarter net income was $23.3 million or $0.79 per share. Last year’s fourth quarter net income was $10.9 million or $0.38 per share. This year’s fourth quarter net income includes, on a pre-tax basis, $3.1 million in additional environmental remediation expense ($0.07 per share) and $2.5 million in gains on insurance settlements ($0.06 per share). In addition, this year’s fourth quarter benefited from an extra week as well as an improved effective tax rate. The extra week and the improved tax rate benefited fourth quarter earnings per share by $0.07 and $0.05, respectively. Adjusting for these items would result in pro forma earnings per share for the fourth quarter of $0.68.

Fiscal Year 2005 Net Revenue:

Net revenue was $1,512.2 million compared to $1,409.6 million reported last year, a 7.3 percent increase. Improved pricing, higher volume, and positive currency effects contributed 7.0 percent, 0.4 percent, and 1.3 percent, respectively. The net impact of the Probos acquisition and the deconsolidation of the Japanese operations had an offsetting impact of 1.4 percent. The extra week in the fourth quarter contributed 2.1 percentage points of the increase in net revenue for the year and it was primarily volume related.

“2005 can best be characterized as a year of major operational improvement and steadfast resolve. Faced with an unprecedented run-up in raw material costs, the systematic implementation of our strategy enabled us to navigate through this challenging environment and achieve improved results,” said Al Stroucken, Chairman and Chief Executive Officer. “As we begin 2006, with raw material cost pressures continuing to escalate, we will rely on the execution of our strategy and remain focused on our operational improvement efforts,” Stroucken said.

Fiscal Year 2005 Net Income and Diluted Earnings Per Share:

Net income was $61.6 million or $2.11 per share compared to $35.6 million or $1.23 per share for fiscal year 2004. As identified in the Company’s previous 2005 quarterly earnings releases, and including those items occurring during the fourth quarter as outlined above, this year’s net income includes, on a pre-tax basis, $4.0 million in severance related expense ($0.09 per share), $1.0 million in investigation expense related to the Company’s Chilean operations ($0.02 per share), $3.1 million in additional environmental remediation expense ($0.07 per share), $6.5 million in gains on sales of assets related to two significant transactions ($0.15 per share), and $3.5 million in insurance gains ($0.08 per share). In addition, this year benefited from an extra week as well as an improved effective tax rate. The extra week and the improved tax rate benefited annual earnings per share by $0.07 and $0.05, respectively. Adjusting for these items would result in pro forma earnings per share for fiscal year 2005 of $1.95.

Fiscal Year 2006 Expectations:

Starting in fiscal year 2006, the Company will begin to expense stock options in accordance with Statement of Financial Accounting Standard 123(R), “Share-Based Payment” (FAS 123R). This will have a negative impact on reported earnings per share relative to prior periods. Assuming the Company had adopted FAS 123R for fiscal year 2005, pro forma diluted earnings per share (as described above) would have been reduced by $0.09 from $1.95 to $1.86. The option expense adjusted pro forma diluted earnings per share of $1.86 forms the basis from which the Company derives its 2006 earnings expectations. As a result, for fiscal year 2006, the Company expects diluted earnings per share to be between $2.06 and $2.11.

Additionally, the Company expects full-year capital expenditures to be between $30 and $40 million, depreciation and amortization expense to be between $45 and $50 million, and the effective tax rate to be 32.0 percent.

Conference Call:

The Company will host an investor conference call to discuss fourth quarter and fiscal year 2005 results on Wednesday, January 18, 2006 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

Regulation G:

The information presented above regarding pro forma diluted earnings per share does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results in light of the items identified above and the forthcoming change in accounting policy regarding option expense. The non-GAAP information provided above may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables provided below.

Fourth Quarter 1

Fourth quarter reported diluted EPS	$0.79
Add back: Additional environmental expense	$0.07
Deduct: Gains on insurance settlements	$(0.06)
Deduct: Impact of the extra week	$(0.07)
Deduct: Impact of improved 2005 effective tax rate	$(0.05)

2005 pro forma diluted EPS	$0.68

Fiscal Year 2005 1,2

2005 reported diluted EPS	$2.11
Add back: Severance expense	$0.09
Add back: Chilean investigation costs	$0.02
Add back: Additional environmental expense	$0.07
Deduct: Gains on sales of assets	$(0.15)
Deduct: Gains on insurance settlements	$(0.08)
Deduct: Impact of the extra week	$(0.07)
Deduct: Impact of improved 2005 effective tax rate	$(0.05)

2005 pro forma diluted EPS	$1.95

Deduct: Option expense as if FAS 123R adopted	$(0.09)

2005 option adjusted pro forma diluted EPS	$1.86

1.	The pro forma diluted earnings per share add backs and deductions identified above are estimated using a 32.0% effective tax rate
2.	Due to rounding to two decimal points, the numbers do not sum exactly to the total

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 4, 2005, July 1, 2005, and September 30, 2005 and the Company’s 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at www.hbfuller.com.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	14 Weeks Ended December 3, 2005	13 Weeks Ended November 27, 2004
Net revenue	$413,190	$378,456
Cost of sales	(301,984)	(285,484)

Gross profit	111,206	92,972

Selling, general and administrative expenses	(79,421)	(72,226)
Gains from sales of assets	74	—
Other income (expense), net	1,095	(1,382)
Interest expense	(3,179)	(3,309)

Income before income taxes, minority interests and income from equity investments	29,775	16,055

Income taxes	(7,991)	(5,712)

Minority interests in consolidated income	114	29

Income from equity investments	1,421	519

Net Income	$23,319	$10,891

Basic income per common share	$0.81	$0.38

Diluted income per common share	$0.79	$0.38

Weighted-average common shares outstanding:
Basic	28,932	28,495
Diluted	29,426	28,968

Selected Balance Sheet Information (subject to change prior to filing of the Company's Annual Report on Form 10-K)

	December 3, 2005	November 27, 2004
Inventory	$142,984	$159,067
Trade accounts receivable, net	238,550	262,932
Trade accounts payable	135,292	164,846
Total assets	1,129,960	1,135,359
Long-term debt, including current installments	137,241	161,069

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	53 Weeks Ended December 3, 2005	52 Weeks Ended November 27, 2004
Net revenue	$1,512,193	$1,409,606
Cost of sales	(1,113,142)	(1,036,961)

Gross profit	399,051	372,645

Selling, general and administrative expenses	(311,711)	(304,444)
Gains from sales of assets	7,150	370
Other income (expense), net	256	(6,557)
Interest expense	(12,345)	(13,716)

Income before income taxes, minority interests and income from equity investments	82,401	48,298

Income taxes	(24,990)	(14,713)

Minority interests in consolidated income	900	199

Income from equity investments	3,265	1,819

Net Income	$61,576	$35,603

Basic income per common share	$2.14	$1.25

Diluted income per common share	$2.11	$1.23

Weighted-average common shares outstanding:
Basic	28,734	28,429
Diluted	29,238	28,909